FLIR Systems Announces Fourth Quarter and Full Year 2011 Financial Results

Fourth Quarter EPS From Continuing Operations Increases 14%; Announces 17% Increase in Dividend

PORTLAND, OR -- (Marketwire - February 10, 2012) - FLIR Systems, Inc. (NASDAQ: FLIR) today announced financial results for the fourth quarter ended December 31, 2011. Revenue was $405.2 million, down 7% compared to fourth quarter 2010 revenue of $437.5 million. Operating income in the fourth quarter was $109.7 million, up 9% compared to $100.4 million in the fourth quarter of 2010. Fourth quarter 2011 earnings from continuing operations was $76.8 million, or $0.49 per diluted share, compared with earnings from continuing operations of $70.1 million, or $0.43 per diluted share in the fourth quarter a year ago. Cash provided by operations in the fourth quarter was $116.2 million. During the quarter, the Company repurchased 1.4 million shares of its common stock at an average price of $25.51 per share.

Revenue from the Company's Commercial Systems division increased 3% from the fourth quarter of 2010, to $224.8 million. Within the Commercial Systems division, revenue from the Thermal Vision and Measurement segment was $189.5 million, an increase of 7% over the fourth quarter combined results of Thermography and Commercial Vision Systems last year. Commercial Systems' Raymarine segment contributed $35.3 million of revenue during the quarter, a decrease of 12% compared to the fourth quarter of 2010.

Revenue from the Company's Government Systems division decreased 18% from the fourth quarter of 2010, to $180.4 million. Within the Government Systems division, revenue from the Surveillance segment was $146.4 million, a decrease of 19% from the fourth quarter of 2010 results of the Company's legacy Government Systems business. Revenues from Government Systems' other two segments, Detection and Integrated Systems were $23.6 and $10.4 million, respectively.

For the full year, revenue was $1,544.1 million, up 11% compared to $1,388.4 million for the year ended December 31, 2010. Operating income for 2011 was $313.2 million, down 13% from $360.3 million in 2010. Net income from continuing operations for 2011 was $222.7 million, or $1.38 per diluted share, compared with 2010 net income from continuing operations of $248.4 million, or $1.54 per diluted share. Excluding the net after tax impact of litigation and severance costs, 2011 net income from continuing operations was $254.4 million, or $1.58 per diluted share. Cash provided by operations during the year was $243.9 million.

The Company's backlog of firm orders for delivery within the next twelve months was approximately $456 million at December 31, 2011, a decrease of $90 million during the quarter. Backlog in the Government Systems division was $314 million, decreasing $60 million during the quarter. Backlog in the Commercial Systems division was $142 million, down $30 million during the quarter.

"The fourth quarter showcased our ability to adapt and persevere through a challenging macro environment. During the quarter, we expanded margins -- gross, operating, and net income -- to their highest levels in over a year and cash flow from operations reached its highest quarterly total ever," said Earl Lewis, President and CEO of FLIR. "Our focus on operational efficiency and innovation throughout 2011 enabled us to drive profitability and has positioned the company for success in the future."

Revenue and Earnings Outlook for 2012
FLIR also announced today that it expects revenue in 2012 to be in the range of $1.55 billion to $1.65 billion, an increase of approximately 0% to 7% compared to 2011, and net income to be in the range of $1.60 to $1.70 per diluted share, an increase of approximately 16% to 23% compared to 2011.

Dividend Increase and Declaration
FLIR's Board of Directors has approved a quarterly cash dividend of $0.07 per share on FLIR common stock, an increase of 17% over the previous paid quarterly dividend of $0.06 per share. The Board of Directors has declared the dividend payable March 9, 2012, to shareholders of record as of close of business on February 21, 2012.

Conference Call
FLIR has scheduled a conference call at 11:00 a.m. ET (8:00 a.m. PT) today to discuss its results for the quarter and year. A simultaneous webcast of the conference call may be accessed online from a link in the Upcoming Events section of www.FLIR.com/investor. A replay will be available after 2:00 p.m. ET (5:00 p.m. PT) at this same internet address. For a telephone replay, dial (855) 859-2056, Conference ID #45459716 after 2:00 p.m. ET. Summary fourth quarter and historical financial data, including segment details, may be accessed online from the Summary Financial Data section at www.FLIR.com/investor.

About FLIR Systems
FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of sensor systems that enhance perception and awareness. The Company's advanced thermal imaging and threat detection systems are used for a wide variety of imaging, thermography, and security applications, including airborne and ground-based surveillance, condition monitoring, research and development, manufacturing process control, search and rescue, drug interdiction, navigation, transportation safety, border and maritime patrol, environmental monitoring, and chemical, biological, radiological, nuclear, and explosives (CBRNE) detection. Visit the Company's web site at www.FLIR.com.

Forward-Looking Statements
The statements in this release by Earl Lewis and the statements in the section captioned "Revenue and Earnings Outlook for 2012" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company's continuing compliance with U.S. export control laws and regulations, the timely receipt of any required export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or Internet service providers.

                             FLIR SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF INCOME
            (In thousands, except per share amounts)(Unaudited)

                               Three Months Ended      Twelve Months Ended
                                  December 31,            December 31,
                             ----------------------  ----------------------
                                2011       2010(1)      2011       2010(1)
                             ----------  ----------  ----------  ----------

Revenue                      $  405,212  $  437,509  $1,544,062  $1,388,437
Cost of goods sold              180,427     204,653     715,458     624,796
                             ----------  ----------  ----------  ----------
    Gross profit                224,785     232,856     828,604     763,641

Operating expenses:
  Research and development       34,920      35,003     147,177     116,635
  Selling, general and
   administrative                80,197      97,486     368,232     286,695
                             ----------  ----------  ----------  ----------
    Total operating expenses    115,117     132,489     515,409     403,330

    Earnings from operations    109,668     100,367     313,195     360,311

Interest expense                  3,175         412       5,487       2,884
Interest income                    (768)       (359)     (1,273)     (1,258)
Other income, net                  (892)     (1,596)     (2,098)     (4,015)
                             ----------  ----------  ----------  ----------

    Earnings from continuing
     operations before
     income taxes               108,153     101,910     311,079     362,700

Income tax provision             31,318      31,840      88,427     114,326
                             ----------  ----------  ----------  ----------

    Earnings from continuing
     operations                  76,835      70,070     222,652     248,374

Loss from discontinued
 operations, net of tax            (705)       (248)     (1,178)       (248)
                             ----------  ----------  ----------  ----------

    Net earnings             $   76,130  $   69,822  $  221,474  $  248,126
                             ==========  ==========  ==========  ==========

Basic earnings per share:
  Earnings from continuing
   operations                $     0.49  $     0.44  $     1.41  $     1.59
  Discontinued operations         (0.00)      (0.00)      (0.01)      (0.00)
                             ----------  ----------  ----------  ----------
    Basic earnings per share $     0.49  $     0.44  $     1.40  $     1.59
                             ==========  ==========  ==========  ==========

Diluted earnings per share:
  Earnings from continuing
   operations                $     0.49  $     0.43  $     1.38  $     1.54
  Discontinued operations         (0.00)      (0.00) $    (0.01)      (0.00)
                             ----------  ----------  ----------  ----------
    Diluted earnings per
     share                   $     0.48  $     0.43  $     1.38  $     1.54
                             ==========  ==========  ==========  ==========

Weighted average shares
 outstanding:
  Basic                         155,647     158,867     158,323     156,141
                             ==========  ==========  ==========  ==========
  Diluted                       157,611     161,510     160,851     161,630
                             ==========  ==========  ==========  ==========

(1) Amounts have been adjusted for the reclassification of certain discontinued operations to continued operations.

                             FLIR SYSTEMS, INC.

                         CONSOLIDATED BALANCE SHEETS
                          (In thousands)(Unaudited)

                                                  December 31,  December 31,
                                                      2011          2010
                                                  ------------  ------------
                      ASSETS

Current assets:
  Cash and cash equivalents                       $    440,846  $    193,137
  Accounts receivable, net                             325,370       339,723
  Inventories                                          336,051       303,156
  Prepaid expenses and other current assets            104,285        95,663
  Deferred income taxes, net                            27,304        23,128
                                                  ------------  ------------
    Total current assets                             1,233,856       954,807

Property and equipment, net                            186,269       189,119
Deferred income taxes, net                              31,078        22,742
Goodwill                                               498,343       482,019
Intangible assets, net                                 164,440       177,385
Other assets                                            32,338        31,280
                                                  ------------  ------------
                                                  $  2,146,324  $  1,857,352
                                                  ============  ============

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     84,190  $     85,881
  Deferred revenue                                      24,046        17,867
  Accrued payroll and related liabilities               49,475        54,894
  Accrued product warranties                            13,370        15,711
  Advance payments from customers                       13,219        22,616
  Accrued expenses                                      41,183        36,578
  Other current liabilities                              3,886         8,186
  Accrued income taxes                                   2,161         8,218
                                                  ------------  ------------
    Total current liabilities                          231,530       249,951

Long-term debt                                         247,861             -
Deferred income taxes                                   16,532        13,163
Accrued income taxes                                    17,537        19,793
Pension and other long-term liabilities                 53,835        51,897

Commitments and contingencies

Shareholders' equity                                 1,579,029     1,522,548
                                                  ------------  ------------
                                                  $  2,146,324  $  1,857,352
                                                  ============  ============

                             FLIR SYSTEMS, INC.

                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)(Unaudited)

                                  Three Months Ended    Twelve Months Ended
                                     December 31,          December 31,
                                 --------------------  --------------------
                                    2011       2010       2011       2010
                                 ---------  ---------  ---------  ---------

Cash Provided By Operating
 Activities:
Net earnings                     $  76,130  $  69,822  $ 221,474  $ 248,126
Income items not affecting cash:
  Depreciation and amortization     16,290     21,831     77,498     61,297
  Deferred income taxes            (10,291)    (5,702)   (12,195)   (14,099)
  Stock-based compensation
   arrangements                      5,604      6,565     24,917     25,575
  Other non-cash items               9,647      9,518     12,654     10,320
  Changes in operating assets
   and liabilities, net of
   acquisitions                     18,816    (56,728)   (80,457)   (75,968)
                                 ---------  ---------  ---------  ---------
Cash provided by operating
 activities                        116,196     45,306    243,891    255,251
                                 ---------  ---------  ---------  ---------

Cash Used By Investing
 Activites:
  Additions to property and
   equipment, net                  (10,850)   (14,748)   (41,946)   (65,748)
  Business acquisitions, net of
   cash acquired                         -   (228,026)   (27,182)  (402,721)
  Other investments                  1,991          -      1,991      3,080
                                 ---------  ---------  ---------  ---------
Cash used by investing
 activities                         (8,859)  (242,774)   (67,137)  (465,389)
                                 ---------  ---------  ---------  ---------

Cash (Used) Provided by
 Financing Activities:
  Proceeds from long term debt,
   net                                   -          -    247,708          -
  Repurchase of common stock       (36,286)         -   (160,669)   (35,725)
  Dividends paid                    (9,350)         -    (38,037)         -
  Proceeds from shares issued
   pursuant to stock-based
   compensation plans                6,620      9,485     21,706     21,469
  Excess tax benefit of stock
   options exercised                   727      2,057      5,195      7,649
  Other financing activities          (140)       103       (458)       120
                                 ---------  ---------  ---------  ---------
Cash (used) provided by
 financing activities              (38,429)    11,645     75,445     (6,487)
                                 ---------  ---------  ---------  ---------

Effect of exchange rate changes
 on cash                            (2,561)      (943)    (4,490)   (12,285)
                                 ---------  ---------  ---------  ---------

Net increase (decrease) in cash
 and cash equivalents               66,347   (186,766)   247,709   (228,910)
Cash and cash equivalents,
 beginning of year                 374,499    379,903    193,137    422,047
                                 ---------  ---------  ---------  ---------
Cash and cash equivalents, end
 of year                         $ 440,846  $ 193,137  $ 440,846  $ 193,137
                                 =========  =========  =========  =========

Company Contact:
Shane Harrison
+1 503.498.3547
www.flir.com